EMPLOYMENT AGREEMENT



This Agreement is entered into this 21st day of June, 1995, by and between Hadron, Inc. (the "Employer" or the "Company") and S.
Amber Gordon ("Employee").

     WHEREAS, the Company and Employee have agreed to terms upon which Employee will continue to be employed by Employer and wish to set forth such terms and conditions in writing;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


1. Employment. The Company hereby agrees to employ Employee as its EXECUTIVE VICE PRESIDENT for the term as hereinafter set forth. Employee shall perform such duties and exercise such supervision and powers over and with regard to the business of the Company as are consistent with her position. Employee shall report to the Chairman and/or Chief Executive Officer of the Company.

2. Term. The initial term of this Agreement shall be two (2) years, effective July 1, 1995.

3. Base Salary and Time Allotment. During the term of the Agreement, Employee shall be available to the Employer four
     (4) days per week. For this, the Employee's base salary for this year shall be $85,000. It is understood and agreed to by the Company that during the work week the Employee renders consulting services to, and receives remuneration from, other non-competitive entities. The Employee's base salary for the second year shall reflect an increase in base salary, as determined by the Board of Directors, in its sole discretion; however, such increase shall, at the minimum, be proportionate to that given to other executive officers of the Company. The base salary shall be payable on a bi-weekly basis or such other basis as the Company uses to pay its executive officers.

4. Stock Options. The Company shall grant to Employee options in its Incentive Stock Option Plan in such amount as determined by the Board of Directors. Such amount shall be commensurate with the duties and responsibilities of the Employee.


5. Annual Bonus. In addition to the Employee's Base Salary, the Employee shall be eligible to earn an annual bonus at the recommendation of the Chairman and the Compensation Committee, and with the approval of the Board of Directors. The amount of the bonus shall take into consideration the overall contribution of the Employee to strategic and day-to-day operating improvements within the Company and the improvement of Corporate Relations programs (including, but not limited to, employee communications programs, employee savings programs, health benefits programs, insurance arrangements, corporate administration, public relations, and financial/investor relations programs).

6. Car Allowance. The Employee shall receive an automobile allowance in the amount of $350 per month for the first year of the Agreement, to increase in proportion to other executive officers of the Company for the second year of the Agreement.

7. Other Benefits. Employee shall be fully reimbursed by the Company for all expenses reasonably incurred in connection with the performance of Employee's duties, upon presentation of expense statements and such other supporting information as the Company may reasonably require. The Company shall provide to Employee the insurance and medical coverage provided to the Company's executive officers, on the same terms and conditions. Additionally, Employee shall be entitled to four weeks of paid vacation for each year of employment.

8. Termination and/or Renewal. The Company shall have the right to terminate this employment Agreement for cause on the grounds that Employee acted dishonestly in any activity related to this job; Employee has exhibited signs of alcohol or drug dependency; Employee has been convicted of a felony or crime of moral turpitude; or for gross neglect of her duties. If Employee is terminated for cause, as defined herein, or leaves the employ of Hadron voluntarily, then no remuneration will be due past the date of termination. Any renewal of this Agreement, or any subsequent employment Agreement, shall be completed prior to June 30, 1997. In the event that a contract is not renewed by June 30, 1997, the Employee will receive a severance payment equal to six months at the then current Base Salary, paid out over a period of six months.

9.   Indemnification.    The  Company shall  indemnify  and  hold
     Employee harmless from and against any and all causes of action, claims, costs, liabilities, expenses, attorneys' fees or damages arising from Employee's performance of her duties as described herein, except however where such claims, etc. are a result of Employee's gross negligence or willful misconduct.

10. Full Authority. Each party represents to the other that: it has full power and authority to execute, deliver and perform this Agreement; all necessary corporate action on its part for the execution, delivery and performance of this Agreement by it has been duly taken; this Agreement has been duly authorized and executed by it; it is a legal, valid and binding Agreement, enforceable against such party in accordance with its terms.

11. Entire Agreement/Assignment/Governing Law. This Agreement shall be binding upon and inure to the benefit of Hadron and its successors and assigns. This Agreement shall not be assignable by either party hereto without the written consent of the other party. This Agreement constitutes the entire Agreement between the parties and shall supersede all previous communications, representations, understandings, and Agreements, either oral or written between the parties or any officials or representatives thereof. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia.

12. Waivers. A waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver or modification of this Agreement must be in writing.


     IN WITNESS WHEREOF, the parties have executed this Agreement this 21st day of June, 1995.

HADRON, INC.




BY:  /S/ C.W. Gilluly                   /S/ S. Amber Gordon
     _____________________              _________________________
     C.W. Gilluly                            S. Amber Gordon
     Chairman and
       Chief Executive Officer